Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-262614) of our report dated March 25, 2022 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements of Titan Pharmaceuticals, Inc. appearing in the entity’s Annual Report on Form 10-K for the year ended December 31, 2021.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WithumSmith+Brown, PC

San Francisco, California

March 28, 2022